Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER 2023 RESULTS

Company’s third quarter comparable store sales increased 0.8 percent (year-over-year) and increased 8.7 percent (two-year stacked)

Sunbury, PA (November 6, 2023) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week third quarter and the 39-week year-to-date period ended September 30, 2023.

“Our 2023 results remain in line with our expectations despite a challenging marketplace of ongoing inflation, higher interest rates, and declining government benefits,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “We are grateful to our associates for their hard work and commitment to serve our customers and drive efficiencies in our business. During the quarter, we expanded our Low, Low Price program which now offers strong, everyday savings and values on more than 10,000 products. We also continue to make prudent reinvestments in long-term profitable growth which benefits all our stakeholders now and in the years ahead.”

The Weis Markets, Inc. Board of Directors declared on October 26, 2023, a dividend of $0.34 per share to shareholders of record as of November 6, 2023, payable on November 20, 2023.

Third Quarter 2023 Results

Net sales totaled $1.16 billion for the 13-week third quarter ended September 30, 2023, compared to $1.15 billion for the same period in 2022, up 0.8 percent. Third quarter comparable store sales increased 0.8 percent on an individual year-over-year basis and increased 8.7 percent on a two-year stacked basis.

The Company’s third quarter net income totaled $23.23 million compared to $28.66 million in 2022, down 19.0 percent. Third quarter earnings per share totaled $0.86 compared to $1.07 per share for the same period in 2022.

Year-To-Date 2023 Results

Net sales totaled $3.48 billion for the 39-week year-to-date period ended September 30, 2023, compared to $3.39 billion for the same period in 2022, up 2.8 percent. Year-to-date comparable store sales increased 2.5 percent on an individual year-over-year basis and increased 11.1 percent on a two-year stacked basis.

The Company’s year-to-date net income totaled $83.31 million compared to $96.31 million in 2022, down 13.5 percent. Year-to-date earnings per share totaled $3.10 compared to $3.58 per share for the same period in 2022.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (such as the COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis based on information currently available to us and speak only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter — 2023
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	September 30, 2023	September 24, 2022	(Decrease)
Net sales	$1,160,306,000	$1,150,551,000	0.8%

Income from operations	29,673,000	33,658,000	(11.8)%

Income before provision for income taxes	$31,856,000	$33,389,000	(4.6)%
Provision for income taxes	8,630,000	4,731,000	82.4%
Net income	$23,226,000	$28,658,000	(19.0)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.86	$1.07	$(0.21)

	39 Weeks Ended	39 Weeks Ended	Increase
	September 30, 2023	September 24, 2022	(Decrease)
Net sales	$3,483,975,000	$3,389,853,000	2.8%

Income from operations	107,914,000	123,476,000	(12.6)%

Income before provision for income taxes	$114,230,000	$124,887,000	(8.5)%
Provision for income taxes	30,925,000	28,574,000	8.2%
Net income	$83,305,000	$96,313,000	(13.5)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$3.10	$3.58	$(0.48)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Third Quarter — 2023

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2023 vs. 2022	2022 vs. 2021
Comparable store sales (individual year)	0.8%	7.9%
Comparable store sales (two-year stacked)	8.7
Comparable store sales, excluding fuel (individual year)	1.1	6.7%
Comparable store sales, excluding fuel (two-year stacked)	7.8%

	Percentage Change
	39 Weeks ended
	2023 vs. 2022	2022 vs. 2021
Comparable store sales (individual year)	2.5%	8.6%
Comparable store sales (two-year stacked)	11.1
Comparable store sales, excluding fuel (individual year)	3.1	6.8
Comparable store sales, excluding fuel (two-year stacked)	9.9